CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated October 24, 2006 on the financial statements of the Monteagle Funds (formerly Memorial Funds), comprising Monteagle Fixed Income Fund, Monteagle Quality Growth Fund, Monteagle Large-Cap Fund, Monteagle Select Value Fund and Monteagle Value Fund as of August 31, 2006 and for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Monteagle Funds Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
December 21, 2006